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                    April 20, 2023

       Andrew Paradise
       Chief Executive Officer and Chairman
       Skillz Inc.
       PO Box 445
       San Francisco, CA 94104

                                                        Re: Skillz Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 1, 2022
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                                                            File No. 001-39243

       Dear Andrew Paradise:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Steven J. Gavin, Esq.